Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-136096


                           PROSPECTUS SUPPLEMENT NO. 1

                             E.DIGITAL CORPORATION,
                             a Delaware corporation

                          Common Stock, $.001 par value


         This Prospectus Supplement relates to the resale by the holders of Common Stock.

         The Prospectus dated August 4, 2006 (the "Prospectus"), is hereby amended by the information contained in the following filings which are hereby attached: (i) Quarterly Report on Form 10-Q dated August 14, 2006, Current Report on Form 8-K dated August 28, 2006, (iii) Current Report on Form 8-K dated September 6, 2006 and Current Report on Form 8-K dated September 26, 2006. If the information in the attached reports is inconsistent with any information contained in the Prospectus or in the reports, proxy statements or other documents previously filed with the Securities and Exchange Commission (collectively, the "SEC Reports") incorporated by reference in the Prospectus or delivered in connection therewith, the Prospectus and/or any SEC Report, as applicable, shall be deemed superseded by this Supplement. In all other ways, the Prospectus shall remain unchanged.

         This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

         This Prospectus Supplement is dated September 29, 2006.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

             QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended June 30, 2006

                         Commission File Number 0-20734

                              e.Digital Corporation
             (Exact name of registrant as specified in its charter)


           Delaware                                           33-0591385
 (State or other jurisdiction of                       (I.R.S. Empl. Ident. No.)
 incorporation or organization)

          16770 West Bernardo Drive, San Diego, California         92127
         (Address of principal executive offices)                (Zip Code)

                                 (858) 304-3016
              (Registrant's telephone number, including area code)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act.


Large Accelerated Filer [ ] Accelerated filer [ ] Non-accelerated filer [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes [ ] No [X]

As of August 8, 2006 a total of 200,468,500 shares of the Registrant's Common Stock, par value $0.001, were issued and outstanding.

================================================================================
e.DIGITAL CORPORATION

                                      INDEX

                                                                                  Page
PART I. FINANCIAL INFORMATION

         Item 1. Financial Statements (unaudited):

                  Consolidated Balance Sheets as of June 30, 2006 and
                  and March 31, 2006                                               3

                  Consolidated Statements of Operations for the three
                  months ended June 30, 2006 and 2005                              4

                  Consolidated Statements of Cash Flows for the three
                  months ended June 30, 2006 and 2005                              5

                  Notes to Interim Consolidated Financial Statements               6

         Item 2. Management's Discussion and Analysis of Financial
                    Condition and Results of Operations                           12

         Item 3. Quantitative and Qualitative Disclosure about Market Risk        16

         Item 4. Controls and Procedures                                          16

PART II. OTHER INFORMATION

         Item 1.  Legal Proceedings                                               17
         Item 1A. Risk Factors                                                    17
         Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds     23
         Item 3.  Defaults Upon Senior Securities                                 23
         Item 4.  Submission of Matters to a Vote of Security Holders             23
         Item 5.  Other Information                                               23
         Item 6.  Exhibits                                                        23

SIGNATURES                                                                        24

Part I. Financial Information
Item 1. Financial Statements:
e.Digital Corporation and subsidiary

                           CONSOLIDATED BALANCE SHEETS

                                                                                       June 30, 2006       March 31, 2006
                                                                                        (Unaudited)
                                                                                             $                  $
                                                                                      -------------------------------------
ASSETS
Current
Cash and cash equivalents                                                                      502,979           1,058,723
Accounts receivable, trade                                                                           -               2,670
Deposits and prepaid expenses                                                                   68,778              31,667
                                                                                      -------------------------------------
Total current assets                                                                           571,757           1,093,060
                                                                                      -------------------------------------
Property and equipment, net of accumulated depreciation of
   $605,714 and $593,266, respectively                                                          50,060              62,508
                                                                                      -------------------------------------
    Total assets                                                                               621,817           1,155,568
                                                                                      =====================================
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current
Accounts payable, trade                                                                        369,250             261,196
Other accounts payable and accrued liabilities                                                  84,986             107,145
Accrued lease liability                                                                        515,000             515,000
Accrued employee benefits                                                                      153,020             117,108
Dividends                                                                                      436,013             402,305
Customer deposits                                                                              813,420             793,750
Convertible subordinated promissory notes, less $735,354 and $1,103,031
   for unamortized debt discount, respectively                                                 764,646             396,969
Unsecured promissory notes                                                                   1,040,188           1,015,954
                                                                                      -------------------------------------
    Total current liabilities                                                                4,176,523           3,609,427
                                                                                      -------------------------------------

                                                                                      -------------------------------------
    Total liabilities                                                                        4,176,523           3,609,427
                                                                                      -------------------------------------
Commitments and Contingencies

Stockholders' deficit
Preferred stock, $0.001 par value; 5,000,000 shares authorized
  Series D Convertible Preferred stock 250,000 shares designated: 96,000 shares issued and outstanding, each period. Liquidation preference
    of $1,363,042 and $1,334,321, respectively                                                 960,000             960,000
  Series EE Convertible and Redeemable Preferred stock 20,000 shares designated:
    2,500 shares issued and outstanding, each period. Liquidation preference
    of $282,329 and $277,342 respectively                                                      250,000             250,000
Common stock, $0.001 par value, authorized 300,000,000,
   200,431,000 shares outstanding each period                                                  200,431             200,431
Additional paid-in capital                                                                  73,766,547          73,710,110
Dividends                                                                                     (436,013)           (402,305)
Accumulated deficit                                                                        (78,295,671)        (77,172,095)
                                                                                      -------------------------------------
Total stockholders' deficit                                                                 (3,554,706)         (2,453,859)
                                                                                      -------------------------------------

Total liabilities and stockholders' deficit                                                    621,817           1,155,568
                                                                                      =====================================

See notes to interim consolidated financial statements e.Digital Corporation and subsidiary

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                        For the three months ended
                                                                                 June 30,
                                                                           2006             2005
                                                                            $                $
                                                                     ----------------------------------
Revenues:
   Products                                                                    21,105          965,730
   Services                                                                         -           32,479
                                                                     ----------------------------------
                                                                               21,105          998,209
                                                                     ----------------------------------
Cost of revenues:
   Products                                                                    16,612          822,642
   Services                                                                         -            4,875
                                                                     ----------------------------------
                                                                               16,612          827,517
                                                                     ----------------------------------
Gross profit                                                                    4,493          170,692
                                                                     ----------------------------------
Operating expenses:
   Selling and administrative                                                 335,569          338,644
   Research and related expenditures                                          352,609          361,921
                                                                     ----------------------------------
          Total operating expenses                                            688,178          700,565
                                                                     ----------------------------------

Operating loss                                                               (683,685)        (529,873)
                                                                     ----------------------------------
Other income (expense):
   Interest income                                                              7,989            5,213
   Interest expense                                                          (447,410)        (121,316)
   Other                                                                         (470)          (1,300)
                                                                     ----------------------------------
          Other income (expense)                                             (439,891)        (117,403)
                                                                     ----------------------------------
Loss and comprehensive loss for the period                                 (1,123,576)        (647,276)
Accrued dividends on the Series D and EE Preferred stock                      (33,708)         (43,100)
                                                                     ----------------------------------
Loss attributable to common stockholders                                   (1,157,284)        (690,376)
                                                                     ==================================
Loss per common share - basic and diluted                                       (0.01)           (0.00)
                                                                     ==================================

Weighted average common shares outstanding                                200,431,000      175,208,630
                                                                     ==================================

See notes to interim consolidated financial statements e.Digital Corporation and subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                    For the three months ended
                                                                                               June 30
                                                                                      2006              2005
OPERATING ACTIVITIES                                                                    $                 $
                                                                                 ----------------   --------------
Loss for the period                                                                   (1,123,576)        (647,276)
Adjustments to reconcile loss to net cash used in operating activities:
     Depreciation and amortization                                                        12,448           16,022
     Accrued interest and accretion relating to secured promissory notes                  28,125           28,125
     Amortization of debt discount in connection with repricing of conversion
         and warrants related to 12% convertible subordinated promissory notes           367,677           58,045
    Stock-based compensation                                                              56,437                -
Changes in assets and liabilities:
     Accounts receivable, trade                                                            2,670           28,642
     Prepaid expenses and other                                                          (37,111)        (443,213)
     Accounts payable, trade                                                             108,054          (23,858)
     Other accounts payable and accrued liabilities                                      (28,125)         (24,998)
     Customer deposits                                                                    19,670          246,940
     Accrued employee benefits                                                            35,912           27,577
     Deferred rent                                                                         5,966                -
     Deferred revenue                                                                          -           (8,335)
                                                                                 ----------------   --------------
Cash (used in) operating activities                                                     (551,853)        (742,329)
                                                                                 ----------------   --------------
INVESTING ACTIVITIES
Purchase of property and equipment                                                             -                -
                                                                                 ---------------------------------
Cash (used in) investing activities                                                            -                -
                                                                                 ---------------------------------
FINANCING ACTIVITIES
Payment on 15% Unsecured Note                                                             (3,891)          (5,061)
                                                                                 ---------------------------------
Cash (used in) provided by financing activities                                           (3,891)          (5,061)
                                                                                 ---------------------------------
Net increase (decrease) in cash and cash equivalents                                    (555,744)        (747,390)
                                                                                 ----------------   --------------
Cash and cash equivalents, beginning of period                                         1,058,723        1,289,253
                                                                                 ----------------   --------------
Cash and cash equivalents, end of period                                                 502,979          541,863
                                                                                 ================   ==============

Supplemental schedule of noncash investing and financing activities:
   Cash paid for interest                                                                 51,608           35,146
   Deemed dividends on Series D and EE preferred stock                                    33,708           43,100
   Discount on 12% Convertible Subordinated Promissory Notes                             367,677          120,062

See notes to interim consolidated financial statements

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. The Company provides engineering services, product reference designs and technology platforms to customers focusing on the digital video/audio and player/recorder markets. The Company has innovated a proprietary secure digital video/audio technology platform ("DVAP") and produces the eVU(TM) mobile entertainment device for the travel and recreational industries. The Company also believes it has a potentially important portfolio of patents for licensing related to the use of flash memory in portable devices.

These unaudited consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. These interim consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments considered necessary for a fair statement of the Company's financial position at June 30, 2006, and the results of operations and cash flows for the periods presented, consisting only of normal and recurring adjustments. All significant intercompany transactions have been eliminated in consolidation. Operating results for the three months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2007. For further information, refer to the Company's consolidated financial statements and footnotes thereto for the year ended March 31, 2006 filed on Form 10-K.

The Company has incurred significant losses and negative cash flow from operations in each of the last three years and has an accumulated deficit of $78,295,671 at June 30, 2006. At June 30, 2006, the Company had a working capital deficiency of $3,604,766. Substantial portions of the losses are attributable to marketing costs for new technology and substantial expenditures on research and development of technologies. The Company's operating plans require additional funds that may take the form of debt or equity financings. There can be no assurance that any additional funds will be available. The Company's ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and obtaining additional financing.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) controlling overhead and expenses; (b) expanding sales and marketing to new business customers and new markets and (c) raising additional capital and/or obtaining financing.

There can be no assurance the Company can successfully accomplish these steps and it is uncertain it will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all. In the event the Company is unable to continue as a going concern, management may elect or be required to seek protection from creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated interim financial statements.

2. RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB finalized SFAS No. 123(R), "Share-Based Payment," which requires companies to measure and recognize compensation costs for all share-based payments (including stock options) at fair value, effective for interim or annual periods beginning after June 15, 2005. On April 15, 2005, the U.S. Securities and Exchange Commission (the "SEC") announced a deferral of the effective date of SFAS No. 123(R) until the first interim or annual reporting period of the first fiscal year beginning on or after June 15, 2005. Effective April 1, 2006, the Company adopted the provisions of SFAS No. 123(R) as discussed in Footnote 4, Stock-Based Compensation.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets," which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This statement amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. The statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity's exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity's fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The statement also describes the manner in which it should be initially applied. Management does not expect the adoption of SFAS 156 to have a material effect on results of operations or financial condition.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes--an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing this new standard to determine its effects, if any, on results of operations or financial position.

3. LOSS PER SHARE
Stock options, warrants and convertible preferred stock exercisable into 64,446,302 shares of common stock were outstanding as at June 30, 2006. These securities were not included in the computation of diluted loss per share because they are antidilutive, but they could potentially dilute earnings per share in future periods.

The loss attributable to common stockholders was increased during the three months ended June 30, 2006 and 2005 by accrued dividends of $33,708 and $43,100, respectively. The loss attributable to common stockholders is computed as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                                      Three Months Ended June 30,
                                                                                       2006                 2005
---------------------------------------------------------------------------------------------------------------------------
Loss and comprehensive loss                                                $    (1,123,576)              $(647,276)
Dividends on Series D and EE preferred stock                                       (33,708)                (43,100)
---------------------------------------------------------------------------------------------------------------------------
Loss attributable to common stockholders                                   $    (1,157,284)              $(690,376)
---------------------------------------------------------------------------------------------------------------------------

4. STOCK -BASED COMPENSATION

The Company has adopted stock plans as summarized in Note 8 below. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised
2004), "Share -Based Payment", effective April 1, 2006. SFAS 123R requires the recognition of fair value of stock compensation as an expense in the calculation of net income. The Company recognizes stock compensation expense ratably over the vesting period of individual option grants. The Company has no awards with market or performance conditions. All stock compensation recorded during the quarter ended June 30, 2006 has been accounted for as an equity instrument. Prior to April 1, 2006 the Company followed the Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations for stock compensation.

The Company elected the modified prospective transition method for adopting SFAS 123R. Under this method, the provisions of SFAS 123R apply to all stock-based awards granted or other awards granted that are subsequently reclassified into equity. The fair values of options issued in prior periods are not revised for comparative purposes and the financial statements of prior interim and fiscal periods do not reflect any restated amounts. The unrecognized expense of awards not yet vested as of April 1, 2006, the date of SFAS 123R adoption, is now being recognized as an expense in the calculation of net income using the same valuation method (Black-Scholes) and assumptions disclosed in the Company's previous filings.

The Company's employee stock options have various restrictions that reduce option value, including vesting provisions and restrictions on transfer, among others, and are often exercised prior to their contractual maturity. The Company plans to issue shares on each option exercise and has no plans to repurchase option shares. Under the provisions of SFAS 123R the Company recorded $56,437 of stock compensation expense in its unaudited Statement of Operations for the three months ended June 30, 2006 ($31,433 included in selling and administrative costs and $25,004 included in research and related expenditures). All of this expense relates to prior year awards vesting after April 1, 2006 as no options were granted in the fiscal quarter ended June 30, 2006, the first period after the adoption of SFAS 123R. Accordingly, there was no weighted-average estimated fair value of options granted for the first quarter. The weighted-average estimated fair value of unvested options was $0.07 at April 1, 2006 and the weighted-average estimated fair value of options vested during the first quarter was $0.09.

Based on historical experience of option pre-vesting cancellations and future expectations, the Company has assumed an annualized forfeiture rate of 5%. Under the true-up provisions of SFAS 123R, the Company will record additional expense if the actual forfeiture rate is lower than we estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

Since the Company has a net operating loss carryforward as of June 30, 2006, no excess tax benefit for the tax deductions related to stock-based awards were recognized in the Statement of Operations for the quarter ended June 30, 2006. Additionally, no incremental tax benefits were recognized from stock options exercised in the quarter ended June 30, 2006 that would have resulted in a reclassification to reduce net cash provided by operating activities with an offsetting increase in net cash provided by financing activities.

SFAS 123R requires the Company to present pro forma information for the comparative period prior to the adoption as if the Company had accounted for all employee stock options under the fair value method of the original SFAS 123. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation to the prior-year period.

         -----------------------------------------------------------------------------------------------
                                                                                          Three Months
                                                                                             Ended
                                                                                         June 30, 2005
         -----------------------------------------------------------------------------------------------
         Net loss attributable to common shareholders                                        $(690,376)
         Plus: Stock-based employee compensation expense included in reported net
         loss                                                                                       -0-
         Less:  Total stock-based employee compensation expense determined using
                    fair value based method                                                      37,707
                                                                                       -----------------
         Pro forma net loss attributable to common stockholders                              $(728,083)
                                                                                       =================
         Net loss per common share - basic
           and diluted - pro forma                                                              ($0.00)
                                                                                       =================
         Net loss per common share - basic
           and diluted - as reported                                                            ($0.00)
                                                                                       =================

During the three months ended June 30, 2005, under APB 25, the Company estimated the fair value of each stock award at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2005: dividend yield of zero percent for each period; expected volatility of 76 percent; risk-free interest rates of 3.02 percent; and expected life of 2.5 years.

The amortization of stock compensation under SFAS 123R for the period after its adoption, and under APB 25 or SFAS 123 (pro forma disclosure) for the period prior to the adoption of SFAS 123R was done in accordance with Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 28. The total estimated compensation cost of options granted but not yet vested as of April 1, 2006 of approximately $341,000 is expected to be recognized over the weighted average period of 1.9 years.

5. PROMISSORY NOTES

12% Convertible Subordinated Promissory Notes

In October 2005, the Company's 12% Subordinated Promissory Notes were modified by extending the maturity date to December 31, 2006 and to increase the maximum allowable note amount from $1,000,000 to $1,500,000 and all $500,000 of additional notes were sold. Noteholders acquiring 12% Subordinated Promissory Notes on or after October 26, 2005 are entitled to receive a royalty equal to
(i) the principal of the 12% Subordinated Promissory Note purchased divided by
(ii) $500,000 multiplied by (iii) Twenty Dollars ($20.00) for each entertainment device sold during the calendar years of 2006, 2007 and 2008. The outstanding 12% Subordinated Promissory Notes were also amended such that the principal amount was convertible and on February 24, 2006 the conversion price was adjusted from $0.19 per share to $0.08 per share pursuant to an antidilution adjustment. A debt discount of $1,225,590 was recorded to reflect the value of the reduced conversion price of the debt and the value of repricing 2,000,000 warrants originally granted to holders and this amount is being amortized over the remaining term of the notes. At June 30, 2006 the unamortized debt discount was $735,354.

Unsecured Promissory Notes

At June 30, 2006 the Company had two 15% unsecured promissory notes outstanding as follows:

         15% unsecured note, as amended effective June 30, 2006,
           principal and interest due at maturity on December 31, 2006                   $750,000
         15% unsecured note, as restated effective June 30, 2006, monthly payments of $5,000 due with the balance of principal and interest due at maturity
           on December 31, 2006                                                           290,188
                                                                                       ----------
                                                                                       $1,040,188
                                                                                       ==========

6. STOCKHOLDERS' EQUITY

The following table summarizes stockholders' equity transactions during the three-month period ended June 30, 2006:

-------------------------------- ------------------------ ------------------------ ---------------- ----------- -------------
                                                                                      Additional
                                     Preferred stock            Common stock           Paid-in                    Accumulated
                                   Shares      Amounts       Shares      Amounts       Capital      Dividends      Deficit
-------------------------------- ---------- ------------- ------------- ---------- ---------------- ----------- -------------
Balance, March 31, 2006             98,500  $  1,210,000   200,431,000   $200,431     $ 73,710,110  $(402,305)  $(77,172,095)
Accrued dividends on Series D
Preferred Stock                          -             -             -          -                -    (28,721)             -
Accrued dividends on Series EE
Preferred Stock                          -             -             -          -                -     (4,987)             -
Non-cash stock  based
compensation                             -             -             -          -           56,437          -              -

Loss for the period                      -             -             -          -                -          -     (1,123,576)
-------------------------------- ---------- ------------- ------------- ---------- ---------------- ----------- -------------
Balance, June 30, 2006              98,500  $  1,210,000   200,431,000   $200,431     $ 73,766,547  $(436,013)  $(78,295,671)
-------------------------------- ---------- ------------- ------------- ---------- ---------------- ----------- -------------

7. PREFERRED STOCK

Convertible Non-Redeemable Series D

On December 30, 2002, the Company issued 205,000 shares of 12% Series D non-redeemable convertible preferred stock (the "Series D Stock") with a stated value of $10 per share. Dividends of 12% per annum are payable, with certain exceptions, either in cash or in shares of common stock at the Company's election. The conversion price for each share of Series D Stock is $0.08 subject to certain adjustments if the Company issues shares at prices lower than $0.08. At June 30, 2006 the 96,000 shares of the Series D Stock outstanding were convertible into 17,038,027 shares of common stock. The Series D Stock shall be subject to automatic conversion on December 31, 2007.

Convertible Redeemable Series EE

On November 30, 2004, the Company issued 18,500 shares of 8% Series EE Convertible Preferred Stock (the "Series EE Stock") at a per share price of $100 for an aggregate amount of $1,850,000. The Series EE Stock is redeemable in certain instances at the Company's option eighteen month upon the occurrence of certain triggering events. Dividends of 8% per annum are payable, with certain exceptions, either in cash or in shares of common stock at the election of the company. The stated dollar amount of Series EE Stock, is convertible into fully paid and nonassessable shares of common stock at a conversion price $0.08 per share, subject to certain adjustments if the Company issues shares at prices lower than $0.08. At June 30, 2006, the 2,500 shares of Series EE Stock outstanding were convertible into 3,529,109 shares of common stock. The Series EE Stock shall be subject to automatic conversion on or about November 30, 2006 subject to certain conditions.

8. OPTIONS AND WARRANTS

Options

The Company has stock options outstanding under two stock option plans. The 1994 Stock Option Plan entitled certain directors, key employees and consultants of the Company to purchase common shares of the Company. The 1994 Plan covered a maximum aggregate of 14,000,000 shares, as amended and expired on August 18, 2004. At June 30, 2006 there were options outstanding on 3,856,666 common shares pursuant to the 1994 Plan.

The 2005 Equity-Based Compensation Plan was approved by the stockholders on August 5, 2005 and covers a maximum aggregate of 10,000,000 common shares. The Company may grant incentive options, nonstatutory options, stock appreciation rights or restricted stock awards to employees, directors or consultants. At June 30, 2006 there were options outstanding on 7,190,000 common shares pursuant to the 2005 Plan with 2,810,000 options available for future grant under the 2005 Plan.

The following table summarizes stock option activity for the period:

                                                                                        Weighted average
                                                                 Shares                  exercise price
                                                                    #                          $
--------------------------------------------------------------------------------------------------------
Outstanding March 31, 2006                                    11,071,666                    0.1885
Granted                                                                -                         -
Canceled/expired                                                 (25,000)                     2.00
Exercised                                                              -                         -
--------------------------------------------------------------------------------------------------------
Outstanding June 30, 2006                                     11,046,666                    0.1844
--------------------------------------------------------------------------------------------------------
Exercisable at June 30, 2006                                   5,534,163                    0.2209
--------------------------------------------------------------------------------------------------------

Options outstanding are exercisable at prices ranging from $0.09 to $1.43 and expire over the period from 2006 to 2011 with an average life of 3.8 years.

Share warrants
The Company has outstanding share warrants as of June 30, 2006, granted in connection with private placements and convertible notes payable, entitling the holders to purchase one common share for each warrant held as follows (subject to certain future antidilution price protection):

                                       Number of               Exercise Price
Description                        Common Shares                  Per Share $              Expiration Date
----------------------------------------------------------------------------------------------------------
Warrant                                   37,500                         0.08           September 30, 2006
Warrant                                1,600,000                         0.08                June 30, 2007
Warrant                                3,070,000                         0.08            November 30, 2007
Warrant                                4,687,500                         0.10            February 28, 2009
Warrant                                4,687,500                         0.09             February 4, 2007
----------------------------------------------------------------------------------------------------------
Total                                 14,082,500                         0.09 Average
----------------------------------------------------------------------------------------------------------

No warrants were granted, exercised or expired during the three months ended June 30, 2006. Subsequent to June 30, 2006 a total of 37,500 warrants were exercised at $0.08 per share.

9. LITIGATION

On May 12, 2006, the Company became aware of a complaint filed on May 4, 2006 against it and certain of officers and employees by digEcor, Inc., ("digEcor") in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleges breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor is seeking, among other things, an injunction to prevent the Company from selling or licensing certain digital rights management
(DRM) technology "to any other party besides digEcor" and "from engaging in any competition with digEcor until after 2009." digEcor is also seeking "actual damages" of $793,750 and "consequential damages...not less than an additional $1,000,000." The Company believes this action is related to a purchase order placed in the normal course of business on November 11, 2005 for 1,250 digEplayers with contract manufacturer, Maycom Co., Ltd. ("Maycom"). Maycom was paid progress payments with final payments made in full for the order by the Company, and directly by digEcor, in March 2006. Maycom has failed to timely deliver the order resulting in this complaint. The Company has received recent verbal and written assurances from Maycom that they intend to perform under the purchase order but there can be no assurance thereof or the impact this may have on the litigation.

In August 2006 the Company filed a motion seeking to amend its response and counterclaims including seeking an injunction against digEcor from manufacturing and selling their planned next generation player based on alleged improper use of the Company's confidential information.

The Company is unable to determine at this time the impact this complaint and matter may have on its financial position or results of operations if Maycom does not timely fulfill its obligation and the Company is unable to deliver product to digEcor in a timely manner. The Company has not recognized any revenue or costs related to products associated with this order. The Company intends to seek restitution from Maycom for any damages it may incur from this matter and the digEcor complaint though recovery is not assured. At March 31, 2006 the Company recorded an impairment charge of $603,750 to expense as cost of revenues the value of deposits made to Maycom that became impaired as a result of Maycom's nonperformance.

10. COMMITMENTS AND CONTINGENCIES

The Company depends on contract manufacturers to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality products at agreed pricing and (iii) deliver on a timely basis. If a manufacturer is unable to satisfy these requirements, the Company's business, financial condition and operating results may be materially and adversely affected. Any failure in performance by either of these manufacturers for any reason could have a material adverse affect on the Company's business. Production and pricing by each such manufacturer is subject to the risk of price fluctuations and periodic shortages of components. The Company does not have supply agreements with component suppliers and, accordingly, it is dependent on the future ability of its manufacturers to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect the Company's ability to deliver products on a timely and competitive basis in the future.

In March 2006 the Company entered into a sixty-two month lease, commencing June 1, 2006, for approximately 4,800 square feet with an aggregate payment of $5,805 excluding utilities and costs. The aggregate payments adjust annually with maximum aggregate payments totaling $6,535 in the fifty-first through the sixty-second month.

11. MAJOR CUSTOMERS AND SUPPLIERS

The Company operates in one major line of business, the development, manufacture and marketing of electronic products. Sales to one customer comprised 100% of revenue for the three months ended June 30, 2006. Sales to one customer comprised 99% of revenue for the three months ended June 30, 2005.

12. INCOME TAX

At June 30, 2006, a 100% valuation allowance has been provided to offset the net deferred tax assets arising from available net operating loss carryforwards as management believes it is not more likely than not that the deferred tax asset will be realized.

The Company has U.S. federal net operating loss carryforwards available at March 31, 2006 of approximately $55,250,000 [2005 - $53,300,000] that will begin to expire in 2006. The Company has state net operating loss carryforwards of $17,600,000 [2005 - $16,400,000] that will begin to expire in 2006. The difference between federal and state net operating loss carryforwards is due to certain percentage limitations of California loss carryforwards and to expired California carryforwards.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

THE FOLLOWING DISCUSSION INCLUDES FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY'S FUTURE FINANCIAL PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED AND FROM HISTORICAL RESULTS DEPENDING UPON A VARIETY OF FACTORS, INCLUDING THOSE DESCRIBED BELOW AND UNDER THE SUB-HEADING, "BUSINESS RISKS." SEE ALSO THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2006.

Cautionary Note on Forward Looking Statements

In addition to the other information in this report, the factors listed below should be considered in evaluating our business and prospects. This report contains a number of forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below and elsewhere herein, that could cause actual results to differ materially from historical results or those anticipated. In this report, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify forward-looking statements. Readers are cautioned to consider the specific factors described below and not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that may arise after the date hereof.

General

We are a holding company that operates through our wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. We provide engineering services, product reference designs and technology platforms to customers focusing on the digital video/audio and player/recorder markets. We have innovated a proprietary secure digital video/audio technology platform ("DVAP") that can be applied to produce complex consumer electronic products. In 2003 our DVAP was applied to an in-flight entertainment ("IFE") device, the digEplayer, for one customer. To date, we have delivered over 8,000 digEplayers for airline use.

In December 2005 we announced our latest proprietary DVAP device, the eVU(TM) mobile entertainment device. The rugged eVU features sharp images on a 7" high resolution LCD screen, a 40 GB hard drive, high audio fidelity, dual stereo headphone jacks, embedded credit card reader/processor, touch screen capabilities, full feature graphical user interface, patent-pending hardware security technology, and 10 hours of high resolution video playback on a single battery charge. We also have the capability to add features and customize the product for select customers.

We also believe we have a potentially important portfolio of patents for licensing related to the use of flash memory in portable devices and we are investigating monetizing our patent portfolio.

Our primary strategy for future quarters is to produce branded eVU devices for customer orders. eVU is targeted at business opportunities for secure hard drive-based closed system video products loaded with desirable movie, television, music, informational, and educational content, rented or provided to customers. We have commenced initial eVU deliveries to select target customers. We are focused on U.S. and international companies in the healthcare, military, and travel and leisure industries who desire to brand and market eVU to consumers at their facilities. We have developed logistic and secure content solutions to enable customers to rapidly deploy, operate and maintain eVUs for target customers. In addition to offering eVUs for sale we expect to provide eVU solutions on a periodic payment program.

Overall Performance

We have incurred significant operating losses and negative cash flow from operations in the current period and in each of the last three fiscal years and these losses have been material. We have an accumulated deficit of $78,295,671 and a a working capital deficit of $3,604,766 at June 30, 2006. We have experienced a substantial reduction in cash that adversely affects our liquidity. Our operating plans require additional funds that may take the form of debt or equity financings. There can be no assurance that any additional funds will be available to our company on satisfactory terms and conditions, if at all. Our company's ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and obtaining additional financing.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) controlling overhead and expenses; (b) expanding sales and marketing to business customers and markets and (c) raising additional capital and/or obtaining third party financing.

For the three months ended June 30, 2006:

      o Our revenues were $21,000. Sales to one customer accounted for 100% of our revenues and our results have been highly dependent on the timing and quantity of orders by this customer and the potential of other customers. At June 30, 2006 we had approximately $1.2 million of orders in production for this customer but delivery by our contractor is behind schedule and not assured (See Note 9 - Litigation, above). Although we expect growing orders for eVU players in future quarters we do not expect future digEplayer orders as our customer has announced an alternative supplier has been selected for a replacement product. The failure to obtain eVU orders or delays of future orders could have a material impact on our operations.

      o We recorded a gross profit of $4,500 compared to a gross profit of $170,700 for the first quarter of fiscal 2006. Gross profit decreased due to the decrease in product being completed and shipped and the digEcor litigation that has hindered the closing of volume eVU orders.

      o Operating expenses were $688,000 a decrease from $700,600 for the first quarter of 2006 due primarily to reduced personnel and legal costs in the current period.

      o Other income and expenses were a net expense of $440,000 consisting primarily of interest expense of $447,410 including non-cash interest of $367,700 related to amortization of debt discount.

      o Our net loss increased to $1.1 million from $647,000 for the comparable three months ended June 30, 2006 and the net loss attributable to common stockholders after non-cash deemed and imputed dividends on preferred stock increased to $1.1 million from $0.7 million for the quarter ended June 30, 2006.

Our monthly cash operating costs have been on average approximately $180,000 per month for the period ending June 30, 2006. However, we may increase expenditure levels in future periods to support and expand our revenue opportunities and continue research and development. The introduction of the eVU may also require additional expenditures, the amount and timing not currently estimable by management. Accordingly, our losses are expected to continue until such time as we are able to realize revenues and margins sufficient to cover our costs of operations. We may also face unanticipated technical or manufacturing obstacles and face warranty and other risks in our business See Part II, Item 1A (Risk Factors) below.

Critical Accounting Policies

Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, estimates are evaluated, including those related to revenue recognition, allowance for doubtful accounts, and intangible assets, taxes, impairment of long-lived assets, product warranty, stock-based compensation, and contingencies and litigation. These estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. There has been no material change to our critical accounting policies and estimates from the information provided in our Form 10-K for March 31, 2006, except for the adoption of SFAS No. 123(R).

We do not have off-balance sheet arrangements, financings, or relationships with unconsolidated entities or other persons, also known as "special purposes entities" (SPEs).

Results of Operations

Three months ended June 30, 2006 compared to three months ended June 30, 2005 For the first three months of fiscal 2007, we reported total revenues of $21,105 a 98% decrease from total revenues of $998,209 for the first three months of fiscal 2006. Product revenues for the quarter ending June 30, 2006 were $21,105 compared to $965,730 for the quarter ending June 30, 2005. The decrease in product revenue for the first three months ended June 30, 2006, resulted from the digEplayer order delay described further in Note 9 above, no new orders for digEplayers and the digEcor litigation which has hindered closing volume eVU orders. We expect growing orders for eVU players in future quarters but do not expect future digEplayer orders as our customer has announced an alternative supplier has been selected for a replacement product.

We had no service revenues for the three months ended June 30, 2006 as we focused on our internally developed eVU product. We had service revenues of $32,479 for the comparable quarter of the prior year.

Cost of sales includes manufacturing costs for products sold, operation costs associated with product support and other costs associated with the delivery of engineering support and services. Cost of sales for the three months ended June 30, 2006 consisted of $16,612 of product costs. Cost of sales for the three months ended June 30, 2005 consisted of $822,642 of product costs and $4,875 of service costs, consisting primarily of manufacturing costs associated with the production of in-flight entertainment devices that were shipped in the period. Although we do not anticipate any significant future contract losses, we cannot guarantee that we can maintain positive gross margins in the future or with future customers.

Gross profit for the first three months of fiscal 2006 was $4,493 compared to $170,692 for the first three months of fiscal 2005. Gross profit as a percent of sales for the first quarter of fiscal 2007 was 21% compared to 17% for the same period last year. Gross profit percentage is highly dependent on sales, price, volume, purchasing costs and overhead allocations. Gross margins may vary significantly from period to period. At the present time, warranty costs are not significant.

Selling and administrative expenses include payroll, employee benefits, and other costs associated with finance, customer support functions, facilities and depreciation expenses. Selling and administrative costs for the three months ended June 30, 2006, was $335,569 compared to $338,644 for the first three months of fiscal 2006. Recent quarterly selling and administrative expenses have been relatively constant as we maintained staffing levels and had no significant outside selling costs. However in the future we may incur additional legal costs associated with current litigation costs and additional costs to comply with
Section 404 of the Sarbanes-Oxley Act.

Research and development expenses include payroll, employee benefits, and other costs associated with product development. Research and development expenses may also include third-party development and programming costs. Research and related expenditures for the three months ended June 30, 2006 were $352,609, as compared to $361,921 for the three months ended June 30, 2005. The decrease of $9,312 can be attributed to the decrease of $25,888 in personnel and related costs and a decrease of $33,096 for consulting and professional services offset by an increase of $42,178 in startup production costs associated with the development of our eVU player. Research and development costs are subject to significant quarterly variations depending on the use of outside services, the assignment of engineers to development projects, reimbursement by OEM contracts and the availability of financial resources.

We reported an operating loss of $683,685 for the three months ended June 30, 2006, as compared to an operating loss of $529,873 for the three months ended June 30, 2005. The increased operating loss resulted primarily from the reduced margins of $166,000 offset by reduced operating expenses of $12,000 in spite of increased non-cash stock-based compensation expense of $56,000 in the current quarter due to the change in reporting option costs. We believe, but we cannot guarantee, that our strategy of investing in digital video and audio platform developments will provide positive margins in the future periods. The timing and amount of product sales and the recognition of contract service revenues impact our operating losses. Accordingly, there is uncertainty about future operating results and the results for the three months ended June 30, 2006 are not necessarily indicative of operating results for future periods or the fiscal year.

We reported interest expense of $447,410 for the three months ended June 30, 2006 versus $121,316. The increase in interest expense can be attributed to the amortization of the debt discount associated with our convertible subordinated notes.

We reported a loss for the first three months of fiscal 2007 of $1,123,576 as compared to a loss of $647,276 for the prior first three months of fiscal 2005.

The loss attributable to common stockholders for the three months ended June 30, 2006 and 2005 was $1,157,284 and $690,376, respectively. Included in the loss attributable to common stockholders for the period ending June 30, 2006 were accrued dividends on the Series D and Series EE stock of $28,721 and $4,987, respectively. Included in the loss attributable to common stockholders for the period ending June 30, 2005 were accrued dividends on the Series D and Series EE stock of $33,450 and $9,650, respectively.

Liquidity and Capital Resources

At June 30, 2006, we had working capital deficit of $3,604,766 compared to a working capital deficit of $2,516,367 at March 31, 2006. Cash used in operating activities for the three month period ended June 30, 2006 was $551,853 resulting primarily from the $1,123,576 loss for the period reduced by non-cash expenses of $464,687 and further impacted by a decrease of $2,670 in accounts receivable, an increase of $37,111 in prepaid expenses, an increase of $108,054 in accounts payable, an increase of $13,753 accruals and an increase of $19,670 in customer deposits.

For the three months ended June 30, 2006 and 2005, cash used in financing activities was $3,891 and $5,061, respectively resulting from principal payments on the 15% unsecured notes.

At June 30, 2006, we had no net accounts receivable as compared to $2,670 at March 31, 2006. Receivables can vary dramatically due to the timing of product shipments and contract arrangements on development agreements.

At June 30, 2006, we had cash and cash equivalents of $502,979. Other than cash and cash equivalents, we have no material unused sources of liquidity at this time. We have no material commitments for capital expenditures or resources. Based on our cash position and assuming currently planned expenditures and level of operation, we believe we will require approximately $1.5 million of additional funds for the next twelve months of operations. We will also be required to renegotiate the terms or make payments on our 15% unsecured debt of approximately $1.1 million due at December 31, 2006 and our $1.5 million of convertible debt if it is not converted prior to maturity at December 31, 2006. However, actual results could differ significantly from management plans. We believe we may be able to obtain some additional funds from future product margins from product sales but actual future margins to be realized, if any, and the timing of shipments and the amount and quantities of shipments, orders and reorders are subject to many factors and risks, many outside our control. Accordingly we will need to seek equity or debt financing in the next twelve months for working capital and we may need to seek equity or debt financing for payment of existing debt obligations and other obligations reflected on our balance sheet.

There can be no guarantee that we will be able to raise additional equity or debt financing, if required, and/or renegotiate the terms of debts as they arise. We may also require additional capital to finance future developments and improvements to our technologies or develop new technologies and market our products.

Should additional funds not be available, we may be required to curtail or scale back staffing or operations. Failure to obtain additional financings will have a material adverse affect on our Company. Potential sources of such funds include exercise of outstanding warrants and options, or debt financing or additional equity offerings. However, there is no guarantee that warrants and options will be exercised or that debt or equity financing will be available when needed. Any future financing may be dilutive to existing stockholders.

Future Commitments and Financial Resources

As of June 30, 2006, our contractual obligations and commercial commitments are summarized below:

  Cash Contractual Obligations by Period         Total       Less than 1 year    1 - 2 years     2 - 3 years     Over 3 years
12% Subordinated Convertible
Promissory Notes (1)                          $ 1,590,000        $ 1,590,000       $        -      $        -      $        -

15% Unsecured Promissory Notes (2)              1,117,915          1,117,915                -               -               -
Operating Lease (3)                               369,873             58,056          144,253         153,038          14,526
                                          ---------------- ------------------ ---------------- --------------- ---------------
Total cash obligations                        $ 3,077,788        $ 2,765,971        $ 144,253       $ 153,038       $  14,526
                                          ================ ================== ================ =============== ===============

      1 Includes estimated interest to maturity at December 31, 2006 and that the notes are not converted to common stock.

      2 Includes two 15% unsecured notes and estimated future interest payments to maturity at December 31, 2006.

      3     Office sublease agreement.

We have an accrued lease liability of $515,000 that arose in the normal course of business for equipment. This amount is approximately ten years old. The accrued lease liability reflects management's best estimate of amounts due for matters in dispute. Settlement of this liability may either be more or less than the amount recorded in our consolidated financial statements and accordingly may be subject to measurement uncertainty in the near term.

In the future, if our operations increase significantly, we may require additional funds. We also may require additional capital to finance future developments, acquisitions or expansion of facilities. We currently have no plans, arrangements or understandings regarding any acquisitions.

In March 2006, we entered into a sixty-two month lease, commencing June 1, 2006, for approximately 4,800 square feet at 16770 West Bernardo Drive, San Diego, California with an aggregate payment of $5,805 excluding utilities and costs. The aggregate payments adjust annually with maximum aggregate payments totaling $6,535 in the fifty-first through the sixty-second month.

We believe this facility is adequate to meet our needs for the next twelve months given current plans. However should we expand our operations, we may be required to obtain additional space or alternative space. We believe there is adequate availability of office space in the general vicinity to meet our future needs.

Item 3. Quantitative and Qualitative Disclosure about Market Risk

Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in market prices, including interest rate risk and other relevant market rate or price risks.

Our exposure to market risk for changes in interest rates relates primarily to our investment in cash and cash equivalents of $502,979 and our debt of $2,540,188. We do not use derivative financial instruments in our investment portfolio and due to the nature of our investments, do not expect our operating results or cash flows to be significantly affected by potential changes in interest rates. At June 30, 2006, the market value of these investments, which were all classified as cash and cash equivalents and certificate of deposit, and debt approximated cost.

Item 4. Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) that are designed to ensure that information required to be disclosed in our reports filed under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Interim Chief Accounting Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

We carried out an evaluation under the supervision and with the participation of management, including our Chief Executive Officer and Interim Chief Accounting Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2006, the end of the period covered by this report. Based on that evaluation, our Chief Executive Officer and Interim Chief Accounting Officer concluded that our disclosure controls and procedures were effective at the reasonable assurance level as of June 30, 2006.

There have been no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended June 30, 2006 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

In our Annual Report on Form 10-K at March 31, 2006 we disclosed a material weakness related to closing our general ledger and the preparation of our Form 10-Q for the quarter ended September 30, 2005 that resulted in a restatement. We believe we have implemented actions to address the deficiency and to enhance the reliability and effectiveness of our control procedures.

We are a non-accelerated filer and are required to comply with the internal control reporting and disclosure requirements of Section 404 of the Sarbanes-Oxley Act for fiscal years ending on or after July 15, 2007. Although we are working to comply with these requirements, we have only fifteen employees and these employees work at one location. The small number of employees is expected to make compliance with Section 404 - especially with segregation of duty control requirements - very difficult and cost ineffective, if not impossible. While the SEC had indicated it expects to issue supplementary regulations easing the burden of Section 404 requirements for small entities like us, such regulations have not yet been issued.

PART II.       OTHER INFORMATION

Item 1. Legal Proceedings
On May 12, 2006, we became aware of a complaint filed on May 4, 2006 against us and certain of our officers and employees by digEcor, Inc., ("digEcor") in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleges breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor is seeking, among other things, an injunction to prevent us from selling or licensing certain digital rights management (DRM) technology "to any other party besides digEcor" and "from engaging in any competition with digEcor until after 2009." digEcor is also seeking "actual damages" of $793,750 and "consequential damages...not less than an additional $1,000,000." We believe this action is related to a purchase order placed in the normal course of business on November 11, 2005 for 1,250 digEplayers with contract manufacturer, Maycom Co., Ltd. ("Maycom"). Maycom was paid progress payments with final payments made in full for the order by the Company, and directly by digEcor, in March 2006. Maycom has failed to timely deliver the order resulting in this complaint. We have received recent verbal and written assurances from Maycom that they intend to perform under the purchase order but there can be no assurance thereof or the impact this may have on the litigation.

In August 2006 we filed a motion seeking to amend our response and counterclaims including seeking an injunction against digEcor from manufacturing and selling their planned next generation player based on alleged improper use of the Company's confidential information.

We are unable to determine at this time the impact this complaint and matter may have on our financial position or results of operations if Maycom does not timely fulfill its obligation and we are unable to deliver product to digEcor in a timely manner. We have not recognized any revenue or costs related to products associated with this order. We intend to seek restitution from Maycom for any damages we may incur from this matter and the digEcor complaint though recovery is not assured. At March 31, 2006 we recorded an impairment charge of $603,750 to expense as cost of revenues the value of deposits made to Maycom that became impaired as a result of Maycom's nonperformance.

Item 1A. Risk Factors

Set forth below and elsewhere in this report and in other documents we file with the SEC are risks and uncertainties that could cause our actual results to differ materially from the results contemplated by the forward-looking statements contained in this report and other public statements we make. See "Cautionary Note on Forward Looking Statements" within this document. If any of the following risks actually occurs, our business, financial condition, or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

The risk factors described below do not contain any material changes from the Risk Factors described under Item 1A of Part I of our Annual Report on Form 10-K for March 31, 2006, except as follows:

      |X| We updated our risk factor related to limited customers to reflect the fact that we do not expect future orders for the digEplayer.

      |X| We added a new risk factor under "Risks Related to Intellectual Property and Government Regulation" regarding risks associated with the requirement to implement Section 404 of the Sarbanes-Oxley Act in future periods.

Financial Risks

     We Have a History of Losses and May Incur Future Losses. We have incurred significant operating losses in prior fiscal years and as of the fiscal year ended and March 31, 2006 we had an accumulated deficit of $77.2 million. We had losses of approximately $3.1 million, $2.4 million and $2.5 million in fiscal years 2006, 2005 and 2004, respectively. To date, we have not achieved profitability and given the level of operating expenditures and the uncertainty of revenues and margins, we will continue to incur losses and negative cash flows in future periods. The failure to obtain sufficient revenues and margins to support operating expenses could harm our business.

     We do not Anticipate Paying Dividends. We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. An investment in our common stock, therefore, may be more suitable for an investor that is seeking capital appreciation rather than current yield and, as a consequence, may be more speculative. Accordingly, investors should not purchase our common stock with an expectation of receiving regular dividends.

     We Expect Our Operating Results to Fluctuate Significantly - Our quarterly and annual operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation is a result of a variety of factors, including the following:

      o Unpredictable demand and pricing for our contract development services
      o     Market acceptance of our business customers' products by end users
      o Uncertainties with respect to future customer product orders, their timing and the margins to be received, if any
      o     Fluctuations in operating costs
      o     Changes in research and development costs
      o     Changes in general economic conditions
      o     Changes in technology
      o     Short product lifecycles

     We May Experience Product Delays, Cost Overruns and Errors Which Could Adversely Affect our Operating Performance and Ability to Remain Competitive. We have experienced development delays and cost overruns associated with contract development services in the past. We may experience additional delays and cost overruns on current projects or future projects. Future delays and cost overruns could adversely affect our financial results and could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our technology, the results of our contract services and the products produced for our customers could contain errors that could cause delays, order cancellations, contract terminations, adverse publicity, reduced market acceptance of products, or lawsuits by our customers or others who have acquired our products, including customers branded products.

     We Need to Obtain Additional Financing to Continue Operating our Business. We believe that cash on hand and proceeds from existing development and production contracts and product sales, are not sufficient to meet cash requirements for the next twelve months. We anticipate the need to raise additional funds to:

      o     Finance working capital requirements
      o Pay for increased operating expenses or shortfalls in anticipated revenues
      o     Fund increases in research and development costs
      o     Develop new technology, products or services
      o     Respond to competitive pressures
      o     Support strategic and industry relationships
      o     Fund the production and marketing of our products and services

     We cannot assure you that such additional financing will be available on terms favorable to us, or at all. If adequate funds are not available to us then we may not be able to continue operations or take advantage of opportunities. If we raise additional funds through the sale of equity, including common stock, the percentage ownership of our stockholders will be reduced.

     Unless We Obtain Adequate Financing and Increase Our Revenues We May Be Unable to Continue as a Going Concern. We have experienced substantial reduction in cash, projected revenues and increased costs that adversely affected our results of operations and cash flows. Our company has suffered recurring losses from operations. This factor, in combination with (i) reliance upon debt and new equity financing to fund the continuing, losses from operations and cash flow deficits, (ii) material net losses and cash flow deficits from operations during fiscal year 2007 to date, fiscal year 2006 and in prior years and (iii) the possibility that we may be unable to meet our debts as they come due, raise substantial doubt about our ability to continue as a going concern. Our company's ability to continue as a going concern is dependent upon our ability to obtain adequate financing and achieve a level of revenues, adequate to support our capital and operating requirements, as to which no assurance can be given. In the event we are unable to continue as a going concern, we may elect or be required to seek protection from our creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence. Our auditors have included in their report an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern.

Risks Related to Sales, Marketing and Competition

     We May Be Unable to Successfully Compete in the Electronic Products Market Which is Highly Competitive and Subject to Rapid Technological Change. We compete in the market for electronics products which is intensely competitive and subject to rapid technological change. The market is also impacted by evolving industry standards, rapid price changes and rapid product obsolescence. Our competitors include a number of large foreign companies with U.S. operations and a number of domestic companies, many of which have substantially greater financial, marketing, personnel and other resources. Our current competitors or new market entrants could introduce new or enhanced technologies or products with features that render the company's technology or products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. Our ability to compete successfully will depend in large measure on our ability to maintain our capabilities in connection with upgrading products and quality control procedures and to adapt to technological changes and advances in the industry. Competition could result in price reductions, reduced margins, and loss of contracts, any of which could harm our business. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully enhance our products or develop new products that are compatible with the products of the electronics industry.

     We Rely on a Limited Number of Customers for Revenue. Historically, a substantial portion of our revenues has been derived primarily from a limited number of customers. One customer, Mezzo, accounted for approximately 100% of revenues for the year ended June 30, 2006. We do not expect future orders from digEcor and if we are unable to obtain new customers for our new eVU product reduced sales may have a material adverse effect on our operations. In May 2006, the company and certain of its officers were sued by digEcor. We are unable to determine at this time the impact this litigation and matter may have on our financial position or results of operations.

     If We Are Unsuccessful in Achieving Market Acceptance of Our Products, It Could Harm Our Business. Sales and marketing strategy contemplates sales of developed products to the electronics and computer software market by our customers. The failure of our customers to penetrate their projected markets would have a material adverse effect upon our operations and prospects. Market acceptance of our products and those of our customers will depend in part upon our ability to demonstrate and maintain the advantages of our technology over competing products.

     We Have Limited Marketing Capabilities and Resources Which Makes It Difficult For Us to Create Awareness of and Demand for Our Products and Technology. We have limited marketing capabilities and resources and are primarily dependent upon in-house executives for the marketing of our products, as well as our licensing business. Selling products and attracting new business customers requires ongoing marketing and sales efforts and expenditure of funds to create awareness of and demand for our technology. We cannot assure that our marketing efforts will be successful or result in future development contracts or other revenues.

     The Success of Our Business Depends on Emerging Markets and New Products. In order for demand for our technology, services and products to grow, the markets for portable digital devices, such as digital recorders and digital video/music players and other portable consumer devices, must develop and grow. If sales for these products do not grow, our revenues could decline. To remain competitive, we intend to develop new applications for our technology and develop new technology and products. If new applications or target markets fail to develop, or if our technology, services and products are not accepted by the market, our business, financial condition and results of operations could suffer.

     Development of New or Improved Products, Processes or Technologies May Render Our Technology Obsolete and Hurt Our Business. The electronics, contract manufacturing and computer software markets are characterized by extensive research and development and rapid technological change resulting in very short product life cycles. Development of new or improved products, processes or technologies may render our technology and developed products obsolete or less competitive. We will be required to devote substantial efforts and financial resources to enhance our existing products and methods of manufacture and to develop new products and methods. There can be no assurance we will succeed with these efforts. Moreover, there can be no assurance that other products will not be developed which may render our technology and products obsolete.

Risks Related to Operations

     We Depend On a Limited Number of Contract Manufacturers and Suppliers and Our Business Has Been and Will Be Harmed By Any Interruption of Supply or Failure of Performance. We rely on two suppliers for manufacturing the digEplayer and eVU products. We depend on our contract manufacturers to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality products at agreed pricing and (iii) deliver on a timely basis. If a manufacturer is unable to satisfy these requirements, our business, financial condition and operating results may be materially and adversely affected. Any failure in performance by our manufacturer for any reason could have a material adverse affect on our business. Production and pricing by such manufacturer is subject to the risk of price fluctuations and periodic shortages of components. We have no supply agreements with component suppliers and, accordingly, we are dependent on the future ability of our manufacturer to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect our ability to deliver products on a timely and competitive basis in the future. Failure to deliver by one supplier has had a significant impact on our operations.

     If We Lose Key Personnel or Are Unable to Attract and Retain Additional Highly Skilled Personnel Required For the Expansion of Our Activities Our Business Will Suffer. Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel and their ability to execute our strategy. The loss of the services of any of our senior level management, or certain other key employees, may harm our business. Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

     Because Some of Our Management are Part-Time and Have Certain Conflicts of Interest, Our Business Could Be Harmed. Our Vice President, Robert Putnam, is also investor relations of American Technology Corporation. As a result of his involvement with American Technology Corporation, Mr. Putnam has in the past, and is expected in the future to devote a substantial portion of his time to other endeavors and only part-time services to e.Digital. Certain conflicts of interest now exist and will continue to exist between e.Digital and Mr. Putnam due to the fact that he has other employment or business interests to which he devotes some attention and he is expected to continue to do so. It is conceivable that the respective areas of interest of e.Digital and American Technology Corporation could overlap or conflict.

Risks Related to Intellectual Property and Government Regulation

     Failing to Protect Our Proprietary Rights to Our Technology Could Harm Our Ability to Compete, as well as Our Results of Our Operations. Our success and ability to compete substantially depends on our internally developed software, technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. Patent applications or trademark registrations may not be approved. Even when they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third-party owners, which may not be possible on commercially reasonable terms or at all. We generally enter into confidentiality or license agreements with our employees, consultants and strategic and industry partners, and generally control access to and distribution of our software, technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. The steps we have taken may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. We have licensed, and we may license in the future, certain proprietary rights to third parties. While we attempt to ensure that our business partners maintain the quality of our brand, they may take actions that could impair the value of our proprietary rights or our reputation. In addition, these business partners may not take the same steps we have taken to prevent misappropriation of our solutions or technologies.

     We May Face Intellectual Property Infringement Claims That May Be Difficult to Defend and Costly to Resolve, Which Could Harm Our Business. Although we do not believe we infringe the proprietary rights of any third parties, we cannot assure you that third parties will not assert such claims against us in the future or that such claims will not be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights, which could harm our business. In addition, we are obligated under certain agreements to indemnify the other party for claims that we infringe on the proprietary rights of third parties. If we are required to indemnify parties under these agreements, our business could be harmed. If someone asserts a claim relating to proprietary technology or information against us, we may seek licenses to this intellectual property. We may not be able to obtain licenses on commercially reasonable terms, or at all. The failure to obtain the necessary licenses or other rights may harm our business.

     Risks Related To Government Regulation, Content And Intellectual Property Government Regulation May Subject Us to Liability and Require Us to Change The Way We Do Business. Our business is subject to rapidly changing laws and regulations. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. Evolving areas of law that are relevant to our business include privacy law, copyright law, proposed encryption laws, content regulation and import/export regulations. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

     Failure to Achieve and Maintain Effective Internal Controls in accordance with Section 404 of the Sarbanes-Oxley Act Could Have a Material Adverse Effect On Our Business. As a public company, we will be required to document and test our internal financial control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors that both addresses management's assessments and provides for the independent auditor's assessment of the effectiveness of our internal controls. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404, and we may also identify inaccuracies or deficiencies in our financial reporting that could require revisions to or restatement of prior period results. Testing and maintaining internal controls also will involve significant costs and can divert our management's attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with
     Section 404, and our independent auditors may not be able or willing to issue a favorable assessment of our conclusions. Failure to achieve and maintain an effective internal control environment could harm our operating results and could cause us to fail to meet our reporting obligations and could require that we restate our financial statements for prior periods, any of which could cause investors to lose confidence in our reported financial information and cause a decline, which could be material, in the trading price of our common stock.

Risks Related to Trading in Our Common Stock

     Investing in a Technology Stock (Such as Ours) May Involve Greater Risk Than Other Investments Due to Market Conditions, Stock Price Volatility and Other Factors. The trading price of our common stock has been subject to significant fluctuations to date, and will likely be subject to wide fluctuations in the future due to:

      o     Quarter-to-quarter variations in operating results
      o Announcements of technological innovations by us, our customers or competitors
      o New products or significant design achievements by us or our competitors
      o General conditions in the markets for the our products or in the electronics industry
      o     The price and availability of products and components
      o Changes in operating factors including delays of shipments, orders or cancellations
      o     General financial market conditions
      o     Market conditions for technology stocks
      o Litigation or changes in operating results or estimates by analysts or others
      o     Or other events or factors

     We do not endorse and accept any responsibility for the estimates or recommendations issued by stock research analysts or others from time to time or comments on any electronic chat boards. The public stock markets in general, and technology stocks in particular, have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock in the future.

     Low-Price Stocks and Stocks Traded on the OTC Electronic Bulletin Board are Subject to Special Regulations and may have Increased Risk. Our shares of common stock are traded on the OTC Electronic Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. ("NASD"). Securities traded on the OTC Electronic Bulletin Board are, for the most part, thinly traded and are subject to special regulations not imposed on securities listed or traded on the NASDAQ system or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. Sales of substantial amounts of our outstanding common stock in the public market could materially adversely affect the market price of our common stock. To date, the price of our common stock has been extremely volatile with the sale price fluctuating from an intra-day low of $0.07 to a high of $0.22 in the last twelve months. In addition, our common stock is subject to Rules 15g-1-15g-6 promulgated under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of investors to sell their securities in the secondary market. The Commission has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock in the account and information on the limited market in penny stocks.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

(a)  NONE
(b)  NONE
(c)  NONE

Item 3. Defaults Upon Senior Securities

NONE

Item 4. Submission of Matters to a Vote of Security Holders

NONE

Item 5. Other Information

(a) NONE
(b) NONE

Item 6. Exhibits

Exhibit 31.1 - Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, signed by William Blakeley, President (Principal Executive Officer).

Exhibit 31.2 - Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, signed by Robert Putnam, Interim Accounting Officer (Principal Accounting Officer).

Exhibit 32.1 - Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, signed by William Blakeley, President (Principal Executive Officer) and Robert Putnam, Interim Accounting Officer (Principal Accounting Officer).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 e.DIGITAL CORPORATION

Date:    August 14, 2006         By: /s/ ROBERT PUTNAM
                                     ----------------------------------------
                                         Robert Putnam, Interim Chief Accounting
                                         Officer (Principal Accounting and
                                         Financial Officer and duly authorized
                                         to sign on behalf of the Registrant)

                                                                   Exhibit 31.1
                                  CERTIFICATION

      I, William Blakeley, certify that:

1.    I have reviewed this quarterly report on Form 10-Q of e.Digital
      Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

      a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


Date: August 14, 2006

/s/ William Blakeley
-------------------------------------------------------------------
William Blakeley
President and Chief Technical Officer (Principal Executive Officer)

                                                                   Exhibit 31.2
                                  CERTIFICATION

      I, Robert Putnam, certify that:

1.    I have reviewed this quarterly report on Form 10-Q of e.Digital
      Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

      a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


Date: August 14, 2006

/s/ Robert Putnam
--------------------------------------------------------------
Robert Putnam
Interim Chief Accounting Officer (Principal Financial Officer)

                                                                    Exhibit 32.1

    CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER
                                   PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Each of the undersigned hereby certifies, in accordance with 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, in his or her capacity as an officer of e.Digital Corporation (the "Company"), that, to his or her knowledge, the Quarterly Report of the Company on Form 10-Q for the period ended June 30, 2006, fully complies with the requirements of Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Dated: August 14, 2006

         /s/ Robert Putnam
         --------------------------------
         Robert Putnam,
         Interim Chief Accounting Officer
         (Principal Financial Officer)



Dated: August 14, 2006

         /s/ William Blakeley
         --------------------------------------
         William Blakeley,
         President and Chief Technical Officer,
         (Principal Executive Officer)

        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        August 28, 2006 (August 22, 2006)
                Date of Report (Date of earliest event reported)

                              E.DIGITAL CORPORATION
               (Exact name of registrant as specified in charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                                     0-20734
                            (Commission File Number)

                                   33-0591385
                        (IRS Employer Identification No.)

                            16770 West Bernardo Drive
                           San Diego, California 92127
                    (Address of principal executive offices)

                                 (858) 304-3016
              (Registrant's telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement.

e. Digital Corporation (the "Company") has entered into certain warrant agreements as more fully described in Item 3.02.

Item 3.02 Unregistered Sales of Equity Securities.

The Company has received $654,531 of cash proceeds and $105,062 reduction of short-term notes from holders who exercised the following outstanding warrants:

------------------ --------------------------------------- --------------------- -------------- -----------------------
                                                                                   Exercise
    Number of                                                   Number of            Price
     Holders                    Description                   Common Shares        Per Share           Proceeds
------------------ --------------------------------------- --------------------- -------------- -----------------------
       21          "A" Warrants expiring February 28,                 3,703,125          $0.10                $370,312
                   2009
------------------ --------------------------------------- --------------------- -------------- -----------------------
       21          "B" Warrants expiring February 4, 2007             3,703,125          $0.09                $333,281
------------------ --------------------------------------- --------------------- -------------- -----------------------
       -0-         Series EE Warrants expiring November                     -0-          $0.08                     -0-
                   2007
------------------ --------------------------------------- --------------------- -------------- -----------------------
        5          Warrants expiring June 30, 2007                      700,000          $0.08                 $56,000
------------------ --------------------------------------- --------------------- -------------- -----------------------

The 8,106,250 shares of common stock issued by the Company upon exercise of the above warrants was registered on registration statement #333-136096.

As an inducement for early warrant exercise the Company offered to holders of outstanding "A" and "B" Warrants a new warrant exercisable for 25% of the shares issued exercisable at $.15 per share through August 31, 2009 ("New Warrant"). As an inducement to holders of outstanding Series EE Warrants the Company offered each holder a New Warrant equal to 12% of the shares issued upon exercise. No Series EE Warrants were exercised. There was no modification to the terms or conditions of the outstanding warrant agreements.

In connection with the above warrant exercises, the Company has issued New Warrants on an aggregate of 1,851,566 shares of common stock. A complete copy of the form of the New Warrant is filed herewith as Exhibit 4.53 and incorporated herein by reference.

The foregoing exercise and issuance transactions include the exercise by one officer of the Company of 156,250 "A" and 156,250 "B" Warrants owned for aggregate cash proceeds of $29,687. In connection therewith, such officer was granted New Warrants on an aggregate of 78,125 shares of common stock on the same terms and percentages as unaffiliated holders.

The short-term note reduction of $105,062 applies to reduce the principal amount of the Company's 15% note payable dated June 30, 2006 owed to Davric Corporation and was applied to convert warrants held by Davric Corporation and its affiliates.

We paid no placement fees. We expect to use the cash proceeds from warrant exercise for working capital purposes.

We offered and sold the New Warrants without registration under the Securities Act of 1933 to a limited number of accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder. The warrants and any shares issuable upon exercise may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend was placed on the warrants issued, and will be placed on the shares issuable upon exercise of the warrants, unless registered under the Securities Act prior to issuance.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

4.53          Form of New Warrant Exercisable at $0.15 per share through
              August 31, 2009.





                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                           e.DIGITAL CORPORATION

 Date: August 28, 2006     By: /s/ ROBERT PUTNAM
                           ----------------------------
                           Robert Putnam, Senior Vice President, Interim
                           Financial Officer and Secretary
                           (Principal Financial and Accounting Officer and duly
                           authorized to sign on behalf of the Registrant)



                                  EXHIBIT INDEX

  Exhibit No.     Description
  -----------     -----------
    4.53          Form of New Warrant Exercisable at $0.15 per share through
                  August 31, 2009.

                                                                  EXHIBIT 4.53
                                                             FORM OF NEW WARRANT



WARRANT SERIES 82006W-____                                   WARRANT NO. ______

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

                              E.DIGITAL CORPORATION

                             STOCK PURCHASE WARRANT

         THIS CERTIFIES THAT, for value received, E.DIGITAL CORPORATION, a Delaware corporation (the "Company"), hereby grants to ("Holder") the right to purchase from the Company up to ( ) shares of the Common Stock of the Company (the "Warrant Shares"), subject to the following terms and conditions:

         1. Series. This Warrant is one of a duly authorized series of warrants of the Company (which are identical except for the variations necessary to express the identification numbers, names of the holder, number of shares of Common Stock issuable upon exercise thereof and warrant issue dates) designated as its "2004 Series A Warrants."

         2. Term. This Warrant may be exercised in whole at any time during the period from the date of issuance of this Warrant until 5:00 p.m., California time, on August 31, 2009, unless sooner terminated as provided below (the "Exercise Period").

         3. Purchase Price. The purchase price for each Warrant Share purchasable hereunder shall be fifteen cents (U.S. $0.15), as adjusted from time-to-time pursuant to Section 10 hereof (the "Warrant Exercise Price").

         4. Exercise of Warrant. The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, at any time and from time to time before the end of the Exercise Period by surrender of this Warrant at the principal office of the Company in San Diego, California (or such other office or agency of the Company as may be designated by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), together with the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder accompanied by payment in full of the amount of the aggregate Warrant Exercise Price in immediately available funds in United States Dollars. Certificates for shares purchased hereunder shall be delivered to the Holder within thirty (30) business days after the date on which this Warrant shall have been exercised as aforesaid, but Holder shall be deemed the record owner of such Warrant Shares as of and from the close of business on the date on which this Warrant shall be surrendered. The Holder may also designate that the Company apply any note obligation balance owed Holder by the Company towards the exercise price of this Warrant.

         5. Net Issuance Option. After August 31, 2007, if a registration statement permitting the Holder to resell the Warrant Shares is not then effective, then at the option of the Holder, in lieu of payment of the Warrant Exercise Price, the Holder may request in writing that the Company issue to it the net Warrant Shares issuable determined in accordance with the following formula:

         NS      =     WS - [EP/CMP x WS]
         NS      =     New Shares
         WS      =     No. of Warrant Shares issuable upon exercises of the
                       warrants
         EP      =     Exercise Price
         CMP     =     Current Market Price (defined as the closing bid price on
                       the date of the request)

                   For purposes of Rule 144 promulgated under the securities act, it is intended, understood and acknowledged that the warrant shares issued in a cashless exercise transaction shall be deemed to have been acquired by the holder, and the holding period for the warrant shares shall be deemed to have commenced, on the date this warrant was originally issued.

         6. Fractional Interest. The Company shall not be required to issue any fractional shares on the exercise of this Warrant.

         7. Warrant Confers No Rights of Shareholder. Holder shall not have any rights as a shareholder of the Company with regard to the Warrant Shares prior to actual exercise resulting in the purchase of the Warrant Shares.

         8. Investment Representation. Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been registered under the Securities Act, or under any applicable state securities laws. Holder acknowledges by acceptance of this Warrant that (a) it has acquired this Warrant for investment and not with a view toward distribution; (b) it has a pre-existing personal or business relationship with the Company, or its executive officers, or by reason of its business or financial experience it has the capacity to protect its own interests in connection with the transaction; and (c) except as so notified to the Company in writing, it is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act or not a U.S. Person within the definition set forth in Regulation S and not an affiliate of the Company. Holder agrees that any Warrant Shares issuable upon exercise of this Warrant will be acquired for investment and not with a view toward distribution; and acknowledges that to the extent such Warrant Shares may not be registered under the Securities Act and applicable state securities laws, that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the Securities Act and applicable state securities laws; or, based on an opinion of counsel reasonably satisfactory to the Company, an exemption from such registration and qualification is available. Holder, by acceptance hereof, consents to the placement of the following restrictive legends, or similar legends, on each certificate to be issued to Holder by the Company in connection with the issuance of such Warrant Shares:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN PURCHASE AGREEMENT THEREFOR BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER HEREOF.

         9. Reservation of Shares. The Company agrees at all times during the Exercise Period to take all reasonable steps to have authorized and reserved, for the exclusive purpose of issuance and delivery upon exercise of this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented hereby.

         10. Adjustments. If the Company at any time during the Exercise Period shall, by subdivision, combination or re-classification of securities, change any of the securities to which purchase rights under this Warrant exist under the same or different number of securities of any class or classes, this Warrant shall thereafter entitle the Holder to acquire such number and kind of securities as would have been issuable as a result of such change with respect to the Warrant Shares immediately prior to such subdivision, combination or re-classification. If shares of the Company's Common Stock are subdivided into a greater number of shares of Common Stock, the purchase price for the Warrant Shares upon exercise of this Warrant shall be proportionately reduced and the Warrant Shares shall be proportionately increased; and conversely, if shares of the Company's Common Stock are combined into a smaller number of Common Stock shares, the price shall be proportionately increased, and the Warrant Shares shall be proportionately decreased.

         11. Public Offering Lock-Up. In connection with any public registration of this Company's securities, the Holder (and any transferee of Holder) agrees, upon the request of the Company or the underwriter(s) managing such offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of this Warrant, any of the shares of Common Stock issuable upon exercise of this Warrant without the prior written consent of the Company and/or such underwriter(s), as the case may be, for a period of time not to exceed on hundred eighty (180) days from the effective date of the registration. Upon request by the Company, Holder (and any transferee of Holder) agrees to enter into any further agreement in writing in a form reasonably satisfactory to the Company and such underwriter(s). The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restrictions until the end of said 180-day period. Any shares issued upon exercise of this Warrant shall bear an appropriate legend referencing this lock-up provision.

         12. Registration Rights.

                  a. If, at any time during the Exercise Period, the Company proposes to prepare and file any registration statements covering its Common Stock (in either case, other than in connection with a merger or acquisition, pursuant to Form S-8 or any successor form, or pursuant to any other form or type of registration in which Registrable Securities (as defined below) cannot be appropriately included) (collectively, the "Registration Statements"), it will give written notice as provided herein at least twenty (20) days prior to the filing of each such Registration Statement to the Holders of the Warrants and/or Warrant Shares of its intention to do so. If the Holders of the Warrants and/or Warrant Shares notify the Company within ten (10) days after receipt of any such notice of its or their desire to include the shares of Common Stock issuable upon exercise of the Warrant or the Warrant Shares (collectively, the "Registrable Securities") in such proposed registration statement, the Company shall afford the Holders of the Warrant and/or Warrant Shares the opportunity to have any such Registrable Securities registered under such registration statement at the Company's sole cost and expense.

                  b. Notwithstanding the provisions hereof, the Company shall have the right at any time after it shall have given written notice pursuant hereto (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

                  c. Notwithstanding any other provision of this Section, if the underwriter managing such registration notifies the Holders in writing that market or economic conditions limit the amount of securities which may reasonably be expected to be sold, the Holders of such Registrable Securities will be allowed to register their Registrable Securities pro rata based on the number of shares of Registrable Securities held by such Holders, respectively. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

                  d. Each Holder of Warrants and Warrant Shares to be sold pursuant to any Registration Statement (each, a "Distributing Holder") shall severally, and not jointly, indemnify and hold harmless the Company, its officers and directors, each underwriter and each person, if any, who controls the Company and such underwriter, against any loss, claim, damage, expense or liability, joint or several, as incurred, to which any of them may become subject under the Securities Act or any other statute or at common law, in so far as such loss, claim, damage, expense or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in any such Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Distributing Holder specifically for use therein. Such Distributing Holder shall reimburse the Company, such underwriter and each such officer, director or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such liability, as incurred. Notwithstanding the foregoing, such indemnity with respect to such preliminary prospectus or such final prospectus shall not inure to the benefit of the Company, its officers or directors, or such underwriter (or such controlling person of the Company or the underwriter) if the person asserting any such loss, claim, damage, expense or liability purchased the securities that are the subject thereof and did not receive a copy of the final prospectus (or the final prospectus as then amended, revised or supplemented) at or prior to the time such furnishing is required by the Securities Act in any case where any such untrue statement or omission of a material fact contained in the preliminary prospectus was corrected in the final prospectus (or, if contained in the final prospectus, was subsequently corrected by amendment, revision or supplement).

         13. Assignment. With respect to any offer, sale or other disposition of this Warrant or any underlying securities, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any applicable federal or state law then in effect). Furthermore, no such transfer shall be made unless the transferee meets the same investor suitability standards set forth in Section 8 of this Warrant. Upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Warrant or the underlying securities, as the case may be, all in accordance with the terms of the written notice delivered to the Company. If a determination has been made pursuant to this Section 13 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. Each Warrant thus transferred shall bear the same legends appearing on this Warrant, and underlying securities thus transferred shall bear the legends required by Section 8. The Company may impose stop-transfer instructions in connection with such restrictions. Subject to any restrictions on transfer described elsewhere herein, the rights and obligations of the Company and the Holder of this Warrant shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties hereto.

         14. Notice. Any notice, demand, consent or other communication hereunder shall be in writing addressed to the other party at its principal office or, in respect of Holder, as its address as shown on the books of the Company, or to such other address as such party shall have theretofore furnished by like notice, and either served personally, sent by express, registered or certified first class mail, postage prepaid, sent by facsimile transmission, or delivered by reputable commercial courier. Such notice shall be deemed given (i) when so personally delivered, or (ii) if mailed as aforesaid, five (5) days after the same shall have been posted, or (iii) if sent by facsimile transmission, as soon as sender receives written or telephonic confirmation that the message has been received and such facsimile is followed the same day by mailing by prepaid first class mail, or (iv) if delivered by commercial courier, upon receipt.

         15. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

         16. Early Termination. In the event of, at any time during the Exercise Period, the consolidation or merger of the Company with or into another corporation in which the Company is not the surviving entity or in which the stockholders of the Company do not own at least 51% of the voting power of the surviving entity (other than a merger solely to effect a reincorporation of the Company into another state), or the sale or other disposition of all or substantially all the properties and assets of the Company in its entirety to any other person, the Company shall provide to the Holder twenty (20) days advance written notice of such consolidation, merger or sale or other disposition of the Company's assets, and of this Warrant shall terminate unless exercised prior to the date of the occurrence of such consolidation, merger or sale or other disposition of the Company's assets.

         17. Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

         18. Amendment. Any term of this Warrant may be amended with the written consent of the Corporation and the holders of Warrants representing a majority in interest of the then outstanding Exercise Shares issuable upon exercise of any outstanding Warrant which was issued in connection with the Notes. Any amendment effected in accordance with this Section 18 shall be binding upon each holder of the Warrants.

         19. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the State of California.

         20. Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

         21. Descriptive Headings. The headings used herein are descriptive only and for the convenience of identifying provisions, and are not determinative of the meaning or effect of any such provisions.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer this day of August, 2006.

                                       E.DIGITAL CORPORATION


                                       -------------------------------------
                                                Authorized Officer

                               NOTICE OF EXERCISE
                          COMMON STOCK PURCHASE WARRANT

To:      E.DIGITAL CORPORATION

         (1) The undersigned hereby elects to purchase shares of Common Stock of e.Digital Corporation, pursuant to the terms of the attached Warrant, and either tenders herewith payment in full of the purchase price for such shares or $ or,

         (2) Requests the Company to issue to the undersigned shares of Common Stock of e.Digital Corporation, pursuant to the terms of Section 5 of the attached Warrant on a net issuance basis.

         (3) In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

         (4) Please issue a certificate representing said shares of Common Stock in the name of the undersigned.

         (5) Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned.


Date:               , 20
      --------------    -----                          -------------------------
                                                       (Name)

                                                       -------------------------
                                                       (Signature


                                                       -------------------------


                                                       -------------------------
                                                        (Print Address)

              SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                September 6, 2006
                Date of Report (Date of earliest event reported)
                              E.DIGITAL CORPORATION
               (Exact name of registrant as specified in charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                                     0-20734
                            (Commission File Number)

                                   33-0591385
                        (IRS Employer Identification No.)

                            16770 West Bernardo Drive
                           San Diego, California 92127
                    (Address of principal executive offices)

                                 (858) 304-3016
              (Registrant's telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement.

e. Digital Corporation (the "Company") has entered into certain warrant agreements as more fully described in Item 3.02.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the Company's report on Form 8-K dated August 28, 2006. Since that date, the Company has received an additional $196,187 of cash proceeds from holders who exercised the following outstanding warrants:

------------------ --------------------------------------- --------------------- -------------- -----------------
                                                                                   Exercise
    Number of                                                   Number of            Price
     Holders                    Description                   Common Shares        Per Share        Proceeds
------------------ --------------------------------------- --------------------- -------------- -----------------
        5          "A" Warrants expiring February 28,                   906,250          $0.10           $90,625
                   2009
------------------ --------------------------------------- --------------------- -------------- -----------------
        5          "B" Warrants expiring February 4, 2007               906,250          $0.09           $81,562
------------------ --------------------------------------- --------------------- -------------- -----------------
        4          Warrants expiring June 30, 2007                      300,000          $0.08           $24,000
------------------ --------------------------------------- --------------------- -------------- -----------------

The 2,112,500 shares of common stock issued by the Company upon exercise of the above warrants was registered on registration statement #333-136096.

As an inducement for early warrant exercise the Company offered to holders of outstanding "A" and "B" Warrants a new warrant exercisable for 25% of the shares issued exercisable at $.15 per share through August 31, 2009 ("New Warrant"). There was no modification to the terms or conditions of the outstanding warrant agreements.

In connection with the above warrant exercises, the Company has issued New Warrants on an aggregate of 453,126 shares of common stock. A complete copy of the form of the New Warrant was filed as Exhibit 4.53 to the Company's Form 8-K dated August 28, 2006 and is incorporated herein by reference.

The foregoing exercise and issuance transactions include the exercise by one officer of the Company of 93,750 "A" and 93,750 "B" Warrants owned for aggregate cash proceeds of $17,812.50. In connection therewith, such officer was granted New Warrants on an aggregate of 46,875 shares of common stock on the same terms and percentages as unaffiliated holders.

We paid no placement fees. We expect to use the cash proceeds from warrant exercise for working capital purposes.

We offered and sold the New Warrants without registration under the Securities Act of 1933 to a limited number of accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder. The warrants and any shares issuable upon exercise may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend was placed on the warrants issued, and will be placed on the shares issuable upon exercise of the warrants, unless registered under the Securities Act prior to issuance.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

4.53*         Form of New Warrant Exercisable at $0.15 per share through
              August 31, 2009.

* Filed as Exhibit 4.53 to the Company's Form 8-K dated August 28, 2006.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                            e.DIGITAL CORPORATION

Date: September 6, 2006     By: /s/ ROBERT PUTNAM
                            ----------------------------
                            Robert Putnam, Senior Vice President, Interim
                            Financial Officer and Secretary
                            (Principal Financial and Accounting Officer and duly
                            authorized to sign on behalf of the Registrant)

               SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                               September 26, 2006
                Date of Report (Date of earliest event reported)
                              E.DIGITAL CORPORATION
               (Exact name of registrant as specified in charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                                     0-20734
                            (Commission File Number)

                                   33-0591385
                        (IRS Employer Identification No.)

                            16770 West Bernardo Drive
                           San Diego, California 92127
                    (Address of principal executive offices)

                                 (858) 304-3016
              (Registrant's telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement.

e. Digital Corporation (the "Company") has entered into certain warrant agreements as more fully described in Item 3.02.

Item 3.02 Unregistered Sales of Equity Securities.

Warrant Exercise and Preferred Stock Conversion
Reference is made to the Company's reports on Form 8-K dated August 28, 2006 and September 6, 2006. The Company has received an additional $49,920 of cash proceeds from holders who exercised the following outstanding warrants:

------------------ --------------------------------------- --------------------- -------------- -----------------

                                                                Number of           Exercise
    Number of                                                 Common Shares          Price
     Holders                    Description                Issued on Conversion     Per Share        Proceeds
------------------ --------------------------------------- --------------------- -------------- -----------------
        3          Series EE Warrants expiring November                 224,000          $0.08           $17,920
                   2007
------------------ --------------------------------------- --------------------- -------------- -----------------
        1          Warrants expiring June 30, 2007                      400,000          $0.08           $32,000
------------------ --------------------------------------- --------------------- -------------- -----------------

The Company also has issued 1,791,313 shares of common stock upon the conversion of 1,250 shares of outstanding Series EE preferred stock by two holders.

The shares of common stock issued by the Company upon exercise of the above warrants and conversion of the preferred stock was registered for resale on registration statement #333-136096.

As an inducement for early warrant exercise of the Series EE Warrants, the Company offered holders a New Warrant equal to 12% of the shares issued upon exercise. There was no inducement for the June 30, 2007 warrants. There was no modification to the terms or conditions of outstanding warrant agreements. In connection with the above Series EE warrant exercises, the Company has issued New Warrants on an aggregate of 26,880 shares of common stock. A complete copy of the form of the New Warrant was filed as Exhibit 4.53 to the Company's Form 8-K dated August 28, 2006 and is incorporated herein by reference. The Company has terminated its warrant inducement offer described in the Company's Form 8-K dated August 28, 2006.

We paid no placement fees. We expect to use the cash proceeds from warrant exercise for working capital purposes.

We offered and sold the New Warrants without registration under the Securities Act of 1933 to a limited number of accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder. The warrants and any shares issuable upon exercise may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend was placed on the warrants issued, and will be placed on the shares issuable upon exercise of the warrants, unless registered under the Securities Act prior to issuance.

Subordinated Note Conversion
The Company has also issued 2,500,000 shares of common stock upon the voluntary conversion by two holders of an aggregate of $200,000 principal amount of outstanding convertible 12% Subordinated Promissory Notes due December 31, 2006, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

4.53*       Form of New Warrant Exercisable at $0.15 per share through
            August 31, 2009.

* Filed as Exhibit 4.53 to the Company's Form 8-K dated August 28, 2006.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                           e.DIGITAL CORPORATION

Date: September 26, 2006   By: /s/ ROBERT PUTNAM
                           ----------------------------
                           Robert Putnam, Senior Vice President, Interim
                           Financial Officer and Secretary
                           (Principal Financial and Accounting Officer and duly
                           authorized to sign on behalf of the Registrant)